Exhibit 8.1

666 Third Avenue New York, NY10017 212-935-3000 212-983-3115 fax www.mintz.com

November 12, 2019

KBL Merger Corp. IV

527 Stanton Christiana Rd.

Newark, DE 19713

Ladies and Gentlemen:

We have acted as counsel to KBL Merger Corp. IV, a Delaware corporation (“KBL”) in connection with the Business Combination Agreement, dated as of July 25, 2019 as amended (as the same may be amended, the “Business Combination Agreement”), among KBL, KBL Merger Sub, Inc., a Delaware corporation, CannBioRx Life Sciences Corp. a Delaware corporation (“CannBioRx”), Katexco Pharmaceuticals Corp. a British Columbia corporation (“Katexco”), CannBioRex Pharmaceuticals Corp. a British Columbia corporation (“CBR Pharma”), 180 Therapeutics L.P., a Delaware limited partnership (“180” and, together with CannBioRx, Katexco and CBR Pharma, the “CannBioRx Parties”) and Lawrence Pemble, in his capacity as representative of the stockholders of the CannBioRx Parties.

This opinion is being delivered to you in connection with the filing by KBL of a registration statement on Form S-4 with the Securities and Exchange Commission (as amended and supplemented through the date hereof, the “Registration Statement”), which includes the accompanying proxy statement/prospectus relating to the Business Combination Agreement. Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Business Combination Agreement and/or the Registration Statement.

In our capacity as counsel to KBL, and for purposes of rendering this opinion, we have examined and relied upon (i) the Business Combination Agreement, (ii) the Registration Statement, and (iii) such other documents as we considered relevant to our analysis, including all of the exhibits, schedules, and attachments to the foregoing documents. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

We have assumed that all parties to the Business Combination Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such Business Combination Agreement and documents without the waiver or modification of any such terms and conditions. Furthermore, we have assumed that all representations contained in the Business Combination Agreement, are, and at the Effective Time will be, true, correct and complete in all material respects, and that any representation made in any of the documents referred to herein “to the best knowledge” (or similar qualification) of any person or party will be correct without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. We have not attempted to verify independently such representations, but in the course of our representation, nothing has come to our attention that would cause us to question the accuracy thereof.

BOSTON     LONDON     LOS ANGELES     NEW YORK     SAN DIEGO     SAN FRANCISCO     WASHINGTON

MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.

MINTZ November 12, 2019 Page 2

The conclusions expressed herein represent our judgment as to the proper treatment of certain aspects of the Redemption under the income tax laws of the United States based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, case law, and rulings and other pronouncements of the Internal Revenue Service (the “IRS”) as in effect on the date of this opinion. No assurances can be given that such laws will not be amended or otherwise changed prior to or after the Effective Time or that such changes will not affect the conclusions expressed herein. Nevertheless, we undertake no responsibility to advise you of any developments (including changes that have retroactive effect) after the Effective Time in the application or interpretation of the income tax laws of the United States.

Our opinion represents our best judgment of how a court would decide if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

Based solely upon and subject to the foregoing, we hereby confirm that the discussion contained in the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations of the Redemption” pertaining to the U.S. federal income tax consequences of the Redemption for holders of KBL Common Stock, insofar as such discussion constitutes statements of U.S. federal income tax law or legal conclusions, in each case, subject to the assumptions, limitations and conditions set forth in the Registration Statement, represents our opinion as to the material U.S. federal income tax consequences of the Redemption.

Our opinion is limited to the conclusions as expressly set forth above and we express no opinion regarding the tax consequences of the Business Combination. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement in connection with references to this opinion and the tax consequences of the Redemption. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.